Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES SECOND QUARTER 2012 RESULTS

HOUSTON (July 26, 2012) — Noble Energy, Inc. (NYSE: NBL) reported today second quarter 2012 net income of $292 million, or $1.58 per share diluted. Excluding the impact of unrealized commodity derivative gains and certain other items, second quarter 2012 adjusted net income(1) was $145 million, or $0.77 per share diluted. Net income for the second quarter 2011 was $294 million, or $1.61 per share diluted. Adjusted net income(1) for the second quarter of 2011 was $263 million, or $1.44 per share diluted.

Discretionary cash flow(1) for the second quarter 2012 was $703 million, compared to $659 million for the same quarter in 2011. Net cash provided by operating activities was $506 million, and capital expenditures were $859 million.

As previously announced, Noble Energy is divesting the majority of its North Sea properties and has reclassified the results of its entire North Sea operations as discontinued operations for all accounting periods presented in this release.(2) Net income from continuing operations for the second quarter was $275 million, or $1.49 per share diluted, compared to $269 million, or $1.47 per share diluted, for the second quarter of 2011.

Key highlights for the second quarter 2012 include:

•	Horizontal net production within the DJ Basin increased 33 percent from last quarter

•	Improved Wattenberg horizontal well estimated ultimate recoveries (EURs) of 340 thousand barrels of oil equivalent (MBoe) in the extension area

•	Marcellus Shale well with extended-reach lateral of 8,500 feet produced at an initial rate of 17.9 million cubic feet per day (MMcf/d)

•	Aseng field offshore Equatorial Guinea produced at a record average rate of 63 thousand barrels per day (MBbl/d) of oil

•	Initiated production from the Noa field offshore Israel at a rate of 100 MMcf/d

•	Signed a sales agreement to divest Dumbarton and Lochranza assets in the North Sea

•	Achieved start-up at the Galapagos project in the deepwater Gulf of Mexico at rates 30 percent above original estimates

•	Identified as high bidder on six deepwater Gulf of Mexico blocks at OCS Sale 222

Charles D. Davidson, Noble Energy’s Chairman and CEO, commented, “The second quarter was another good quarter for Noble Energy. Production and operating costs were in line with our expectations, and we brought online our second major project at Galapagos. The growth of crude oil and liquids continues to be a key driver of our results as they accounted for nearly 50 percent of production and 85 percent of revenue for the quarter. Galapagos, as well as the horizontal programs in both the DJ Basin and Marcellus Shale, will make significant contributions to our production growth in the second half of the year. We continue to make excellent progress on our major international developments, which will extend our growth profile into 2013 and beyond. Exploration activity will move forward into the second half of the year, as we test and appraise several sizable opportunities in our key offshore basins.”

Second quarter 2012 sales volumes totaled 231 thousand barrels of oil equivalent per day (MBoe/d). Sales volumes from continuing operations averaged 224 MBoe/d, up 10 percent from the second quarter 2011. The entire increase was from crude oil, which was up 33 MBbl/d in the quarter. Approximately 47 percent of the Company’s sales volumes were liquids, up from 39 percent last year. International and U.S. natural gas comprised the remaining 21 and 32 percent of sales volumes, respectively. Production volumes from continuing operations for the quarter were 223 MBoe/d, with the difference attributable to the timing of crude oil liftings in Equatorial Guinea.

U.S. sales volumes were 134 MBoe/d, up 17 percent from the second quarter last year. The growth was primarily attributable to the ongoing horizontal drilling program in the DJ Basin and the addition of the Marcellus Shale. Natural production declines in both non-core onshore properties and the deepwater Gulf of Mexico were partially offset by a full quarter of operations at South Raton.

International sales volumes totaled 90 MBoe/d for the quarter, up slightly from the same period last year. Strong operational performance at Aseng offset lower volumes resulting from the management of the reservoir at Mari-B offshore Israel and the timing of planned maintenance activities at the non-operated Alba facilities in Equatorial Guinea.

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The average realized price for crude oil and condensate was $99.67 per barrel for the second quarter, down five percent from the prior year period. Natural gas realizations in the U.S. averaged $2.10 per thousand cubic feet (Mcf) and $5.44 per Mcf in Israel. Natural gas liquids pricing in the U.S. averaged $33.06 per barrel, which equates to 33 percent of the Company’s average realized price for U.S. crude oil.

Total production costs per barrel of oil equivalent (Boe), including lease operating expense (LOE), production and ad valorem taxes, and transportation and gathering expenses were $8.29 per Boe, up 12 percent from the second quarter of 2011. LOE was $4.91 per Boe and depreciation, depletion, and amortization (DD&A) was $15.94 per Boe. The unit rates were impacted mostly by the growing contribution from new high-value crude oil production in the deepwater Gulf of Mexico and West Africa. General and administrative expenses were up due to staffing increases supporting major development projects and increased exploration activities. Exploration expense includes the dry hole costs related to the Deep Blue prospect. The Company’s adjusted effective tax rate for the second quarter 2012 was 33 percent, with 35 percent deferred.

OPERATIONS UPDATE

In the DJ Basin, the horizontal development program delivered strong performance in the second quarter with net production reaching 24 MBbl/d, a 33 percent increase from the first quarter of 2012. Total basin net volumes averaged 73 MBoe/d of which 57 percent was comprised of crude oil and other liquids. Production this quarter was adversely effected by 4 MBoe/d related to third-party processing plant downtime and hot weather. Noble Energy continued to report excellent results in the DJ Basin from its efforts to improve recoveries. Within the extension area of Wattenberg, 38 wells have been brought online this year. The average production from these wells is tracking a type curve that indicates an EUR of 340 MBoe, which is up from a 315 MBoe EUR in 2011. At the nine-well pilot, where the Company is evaluating down-spacing and multi-zone development, all the wells are performing above a 310 MBoe type curve after a four-month period. The 40-acre down-spaced wells have shown the best performance to date within the pilot area. As a result, the Company plans to execute a 15-well pilot to further test 40-acre spacing in multiple zones and various development patterns. Three new extended-reach wells, with lateral lengths from 7,000 to over 9,800 feet, were turned to sales in the second quarter and are showing excellent results. After one year, the original extended-reach well continues to produce at a rate of approximately 400 Boe per day and remains above a 750 MBoe type curve.

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In the Marcellus Shale, production averaged 74 MMcf/d net for the quarter and several pads are expected to come online during the third quarter. In the wet gas area, Noble Energy’s activities were focused in Marshall County, WV, with one operated horizontal rig and a dedicated completion crew. Completion of a gas gathering system in late July will facilitate the production from the Company’s first operated pad. An eight-well pad is also undergoing completion operations and should commence sales in late August. In addition, drilling operations are in progress on a seven-well pad and the Company plans to add two more horizontal rigs in the wet gas area in the third quarter. In the dry gas area, our partner is operating two rigs and recently completed a four-well pad in Westmoreland County, PA with lateral lengths averaging 8,000 feet. Early results show the initial well produced 17.9 MMcf in 24 hours. Noble Energy has raised its EURs in southwestern Pennsylvania to 7 billion cubic feet in the dry gas area, an increase of 17 percent over the Company’s acquisition model curve.

In West Africa, the Aseng field continued to perform at the highest levels, setting a single-day gross production record of 70 MBbl/d. For the second quarter, field operations ran at nearly 100 percent uptime and produced at a record average rate of 63 MBbl/d, which is up nine percent from the first quarter average of 58 MBbl/d. In the eight months since start-up, Aseng has produced a cumulative 13.8 million barrels and operated with less than one percent downtime.

UPDATED GUIDANCE

Noble Energy has increased its full-year 2012 volume guidance midpoint by 2 MBoe/d on a pro forma basis, which reflects the U.S. property sales announced to date and North Sea discontinued operations. The resulting full-year range has been raised to 236 to 244 MBoe/d. The Company’s LOE guidance range has been lowered to $5.00 to $5.40 per Boe and DD&A revised to $15.25 to $15.75 per Boe. The range for exploration expense is anticipated to be $450 to $500 million.

For the third quarter of 2012, Noble Energy estimates average daily sales volumes to be between 242 and 250 MBoe/d, which excludes volumes from discontinued operations. The midpoint of the range represents an increase of 10 percent from second quarter volumes. The forecasted production growth is driven by a full quarter of operations at Galapagos, continuation of the horizontal drilling programs in DJ Basin and Marcellus Shale, and increased sales in Israel due to the contribution from the Noa and Pinnacles fields.

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(1)	A Non-GAAP measure, see attached Reconciliation Schedules

(2)	See Schedule 7 for a financial summary of discontinued operations

SUPPLEMENTAL OPERATIONS INFORMATION

For additional information on Noble Energy’s operations, please refer to the second quarter earnings slides that are accessible on the ‘Investors’ page at www.nobleenergyinc.com.

WEBCAST AND CONFERENCE CALL INFORMATION

Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 800-310-1961 and 719-325-2473, passcode 1434502. A replay will be available on the website.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Investor Contacts

David Larson

(281) 872-3125   dlarson@nobleenergyinc.com

Eric Schneider, CFA

(281) 872-2640   eschneider@nobleenergyinc.com

Media Inquiries

Communications and Government Relations

(281) 876-8873   media@nobleenergyinc.com

This news release contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating the company’s overall financial performance. These non-GAAP measures help facilitate comparison of company operating performance across periods and with peer companies.

This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They include estimates of oil and natural gas reserves and resources, estimates of future production, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy

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and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company’s probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as “estimated ultimate recovery” and “EUR” which are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy’s offices or website, http://www.nobleenergyinc.com.

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Schedule 1

Noble Energy, Inc.

Reconciliation of Net Income to Adjusted Earnings

(in millions, except per share amounts, unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2012	Per Diluted Share [6]	2011	Per Diluted Share [6]	2012	Per Diluted Share [6]	2011	Per Diluted Share
Net Income	$292	$1.58	$294	$1.61	$556	$3.06	$308	$1.73
Unrealized (gains) losses on commodity derivative instruments	(277)	(1.54)	(142)	(0.79)	(204)	(1.13)	160	0.89
Asset impairments [1]	73	0.41	131	0.73	73	0.41	139	0.78
Gain on divestitures [2]	(9)	(0.05)	(26)	(0.15)	(9)	(0.05)	(26)	(0.15)
Drilling rig expense [3]	—	—	1	0.01	—	—	19	0.11
Other adjustments	—	—	4	0.02	—	—	5	0.03

Total adjustments before tax	(213)	(1.18)	(32)	(0.18)	(140)	(0.78)	297	1.66
Income Tax Effect of Adjustments [4]	66	0.37	1	0.01	43	0.24	(102)	(0.58)

Adjusted Earnings [5]	$145	$0.77	$263	$1.44	$459	$2.52	$503	$2.81

Weighted average number of shares outstanding
Diluted	180		179		180		178

[1]	Amount for 2012 represents impairments of our South Raton assets in the Deepwater Gulf of Mexico, due to declines in near-term crude oil prices, as well as our Piceance development onshore U.S., because of recent declines in realized natural gas prices. Amount for 2011 represents impairments of certain of our onshore U.S. developments, primarily in East Texas due to field performance combined with a low natural gas price environment.
[2]	During the second quarter of 2012, we completed the sale of our Iron Horse U.S. onshore assets. During the second quarter of 2011, we completed the transfer of assets and exit from Ecuador.
[3]	Amount for 2011 represents stand-by rig expense incurred prior to receiving permits to resume drilling activities, which were suspended under the Federal Deepwater Moratorium, in the deepwater Gulf of Mexico.
[4]	The net tax effects are determined by calculating the tax provision for GAAP Net Income, which includes the adjusting items, and comparing the results to the tax provision for Adjusted Earnings, which excludes the adjusting items. The difference in the tax provision calculations represents the tax impact of the adjusting items listed here. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period may be different.
[5]	Adjusted earnings should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted earnings is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted earnings is beneficial in evaluating our financial performance as it excludes the impact of significant non-cash items. We believe such measures can facilitate comparisons of operating performance between periods and with our peers.
[6]	The diluted earnings per share calculations for the three and six months ended June 30, 2012 include a decrease to net income of $7 million and $5 million, net of tax, respectively and the three months ended June 30, 2011 include a decrease to net income of $4 million, net of tax, related to deferred compensation gains from NBL shares held in a rabbi trust. Consistent with GAAP, when dilutive, the deferred compensation gain or loss, net of tax, is excluded from net income while the NBL shares held in the rabbi trust are included in the diluted sharecount.

Schedule 2

Noble Energy, Inc.

Summary Statement of Operations

(in millions, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues
Crude oil and condensate	$769	$490	$1,588	$951
Natural gas	117	226	270	425
NGLs	48	67	112	124
Income from equity method investees	32	48	86	96
Other revenues	—	11	—	33

Total revenues	966	842	2,056	1,629

Operating Expenses
Lease operating expense	100	83	205	163
Production and ad valorem taxes	44	39	81	70
Transportation and gathering expense	25	15	48	31
Exploration expense	167	67	227	137
Depreciation, depletion and amortization	325	211	619	404
General and administrative	96	82	193	164
Asset impairments	73	131	73	137
Other operating (income) expense, net	(2)	(11)	10	18

Total operating expenses	828	617	1,456	1,124

Operating Income	138	225	600	505
Other (Income) Expense
(Gain) Loss on commodity derivative instruments	(276)	(143)	(180)	143
Interest, net of amount capitalized	27	21	59	37
Other (income) expense, net	(3)	(9)	(3)	—

Total other (income) expense	(252)	(131)	(124)	180

Income from Continuing Operations Before Taxes	390	356	724	325
Income Tax Provision	115	87	200	90

Income from Continuing Operations	275	269	524	235
Discontinued Operations, Net of Tax [1]	17	25	32	73

Net Income	$292	$294	$556	$308

Earnings Per Share
Basic
Income from continuing operations	$1.55	$1.51	$2.95	$1.33
Discontinued operations, net of tax	0.09	0.15	0.18	0.42

Net Income	$1.64	$1.66	$3.13	$1.75

Diluted
Income from continuing operations	$1.49	$1.47	$2.88	$1.31
Discontinued operations, net of tax	0.09	0.14	0.18	0.42

Net Income	$1.58	$1.61	$3.06	$1.73

Weighted average number of shares outstanding
Basic	178	176	178	176
Diluted	180	179	180	178

[1]	Represents our North Sea operations reclassified as held for sale at June 30, 2012. See Schedule 7: Discontinued Operations

Schedule 3

Noble Energy, Inc.

Volume and Price Statistics

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	46	37	44	37
Equatorial Guinea	34	11	35	12
China	5	3	5	4

Total consolidated operations	85	51	84	53
Equity method investee	1	2	2	2

Total sales volumes	86	53	86	55

Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$94.49	$101.99	$97.70	$97.15
Equatorial Guinea	104.55	114.80	111.38	108.57
China	115.41	109.96	120.93	102.61

Consolidated average realized prices	$99.67	$105.23	$104.70	$100.14

Natural Gas Sales Volumes (MMcf/d)
United States	431	378	432	380
Equatorial Guinea	215	233	222	240
Israel	60	174	84	157

Total consolidated operations	706	785	738	777

Natural Gas Realized Prices ($/Mcf)
United States	$2.10	$4.21	$2.36	$4.14
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	5.44	4.81	4.84	4.54

Consolidated average realized prices	$1.82	$3.18	$2.01	$3.02

Natural Gas Liquids (NGL) Sales Volumes (MBbl/d)
United States	16	15	16	14
Equity method investee	4	5	5	5

Total sales volumes	20	20	21	19

Natural Gas Liquids Realized Prices ($/Bbl)
United States	$33.06	$50.03	$37.46	$48.98

Barrels of Oil Equivalent Volumes (MBoe/d)
United States	134	115	132	114
Equatorial Guinea	70	50	72	52
Israel	10	29	14	26
China	5	3	5	4

Total consolidated operations	219	197	223	196
Equity method investee	5	7	7	7

Total barrels of oil equivalent from continuing operations	224	204	230	203
Total barrels of oil equivalent from discontinued operations	7	11	7	12

Total barrels of oil equivalent	231	215	237	215

Schedule 4

Noble Energy, Inc.

Condensed Balance Sheets

(in millions, unaudited)

	June 30,	December 31,
	2012	2011
Assets
Current Assets
Cash and cash equivalents	$702	$1,455
Accounts receivable, net	824	783
Asset held for sale	324	—
Other current assets	368	180

Total current assets	2,218	2,418
Net property, plant and equipment	13,425	12,782
Goodwill	696	696
Other noncurrent assets	642	548

Total Assets	$16,981	$16,444

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable—trade	$1,279	$1,343
Other current liabilities	1,060	925

Total current liabilities	2,339	2,268
Long-term debt	4,074	4,100
Deferred income taxes	2,080	2,059
Other noncurrent liabilities	683	752

Total Liabilities	9,176	9,179

Total Shareholders’ Equity	7,805	7,265

Total Liabilities and Shareholders’ Equity	$16,981	$16,444

Schedule 5

Noble Energy, Inc.

Discretionary Cash Flow and Reconciliation to Operating Cash Flow

(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Adjusted Earnings [1]	$145	$263	$459	$503
Adjustments to reconcile adjusted earnings to discretionary cash flow:
Depreciation, depletion and amortization	339	235	651	456
Exploration expense	167	68	230	138
(Income)/Dividends from equity method investments, net	22	18	(7)	(5)
Deferred compensation (income) expense	(11)	(7)	(8)	3
Deferred income taxes	25	67	63	110
Stock-based compensation expense	17	14	33	29
Other	(1)	1	(2)	1

Discretionary Cash Flow [2]	$703	$659	$1,419	$1,235

Reconciliation to Operating Cash Flows
Net changes in working capital	(123)	163	(64)	63
Cash exploration costs	(50)	(46)	(112)	(94)
Current tax expense of earnings adjustments	(29)	(34)	(14)	36
Drilling rig expense [3]	—	(1)	—	(19)
Other adjustments	5	4	18	8

Net Cash Provided by Operating Activities	$506	$745	$1,247	$1,229

Capital expenditures (accrual based)	$859	$702	$1,822	$1,247
Increase in FPSO lease obligation	—	17	—	51

Total Capital Expenditures (Accrual Based)	$859	$719	$1,822	$1,298

[1]	See Schedule 1: Reconciliation of Net Income to Adjusted Earnings.
[2]	The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.
[3]	Amount for 2011 represents stand-by rig expense incurred prior to receiving permits to resume drilling activities, which were suspended under the Federal Deepwater Moratorium, in the deepwater Gulf of Mexico.

Schedule 6

Noble Energy, Inc.

Effect of Commodity Derivative Instruments

(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
(Gain) Loss on Commodity Derivative Instruments
Crude Oil
Realized	$17	$22	$51	$32
Unrealized	(300)	(149)	(208)	125

Total Crude Oil	(283)	(127)	(157)	157

Natural Gas
Realized	(16)	(23)	(27)	(49)
Unrealized	23	7	4	35

Total Natural Gas	7	(16)	(23)	(14)

Total (Gain) Loss on Commodity Derivative Instruments	$(276)	$(143)	$(180)	$143

Schedule 7

Noble Energy, Inc.

Discontinued Operations

(in millions, except volume amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Summary Statement of Operations:
Oil and gas revenues	$65	$112	$140	$225
Production expense	11	18	25	32
Exploration expense	—	1	3	1
Depreciation, depletion and amortization	14	24	32	52
General and administrative	1	—	1	1
Asset impairments	—	—	—	2

Income Before Income Taxes	39	69	79	137
Current tax expense	20	58	55	74
Deferred tax expense	2	(14)	(8)	(10)

Income From Discontinued Operations	$17	$25	$32	$73

Volume and Price Statistics:
Crude Oil and Condensate Sales Volumes (MBbl/d)	6	10	6	10
Crude Oil and Condensate Realized Prices ($/Bbl)	$109.66	$119.61	$116.14	$112.47

Natural Gas Sales Volumes (MMcf/d)	4	6	5	7
Natural Gas Realized Prices ($/Mcf)	$8.84	$8.28	$8.29	$7.74